                         DISTRIBUTION AND INDEMNITY AGREEMENT

                                       BETWEEN

                           UNITED WISCONSIN SERVICES, INC.

                                         AND

                                   NEWCO/UWS, INC.

                           DATED AS OF ____________, 1998.

                         DISTRIBUTION AND INDEMNITY AGREEMENT

                                  TABLE OF CONTENTS

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I

     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.01 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.02  REFERENCES; INTERPRETATION. . . . . . . . . . . . . . . . . . .  5

ARTICLE II

     TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . .  6
     Section 2.01  CONVEYANCE OF ASSETS; DISCHARGE OF LIABILITIES. . . . . . . . .  6
     Section 2.02  NO REPRESENTATIONS OR WARRANTIES. . . . . . . . . . . . . . . .  6
     Section 2.03  MUTUAL RELEASE. . . . . . . . . . . . . . . . . . . . . . . . .  7
     Section 2.04  ANCILLARY AGREEMENTS. . . . . . . . . . . . . . . . . . . . . .  7
     Section 2.05  RESIGNATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE III

     THE DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE IV

     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Section 4.01  NEWCO INDEMNIFICATION OF THE UWS GROUP. . . . . . . . . . . . .  8
     Section 4.02  UWS INDEMNIFICATION OF NEWCO GROUP. . . . . . . . . . . . . . .  8
     Section 4.03  LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. . . . . . . . . . .  8
     Section 4.04  INSURANCE AND THIRD PARTY OBLIGATIONS . . . . . . . . . . . . .  9

ARTICLE V

     INDEMNIFICATION PROCEDURES. . . . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 5.01  NOTICE AND PAYMENT OF NON-THIRD PARTY CLAIMS. . . . . . . . . .  9
     Section 5.02  NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. . . . . . . . . . . .  9
     Section 5.03  OTHER ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . 11


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

ARTICLE VI

     INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     Section 6.01  GENERAL LIABILITY INSURANCE . . . . . . . . . . . . . . . . . . 12
     Section 6.02  DIRECTORS' AND OFFICERS' INSURANCE. . . . . . . . . . . . . . . 13
     Section 6.03  INSURED LITIGATION. . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VII

     ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Section 7.01  GUARANTEED NEWCO AND UWS LIABILITIES. . . . . . . . . . . . . . 13
     Section 7.02  PRIVILEGED MATTERS. . . . . . . . . . . . . . . . . . . . . . . 14
     Section 7.03  LIMITATION ON SOLICITATION OF EMPLOYEES . . . . . . . . . . . . 16
     Section 7.04  PRODUCTION OF WITNESSES . . . . . . . . . . . . . . . . . . . . 16
     Section 7.05  RETENTION OF RECORDS. . . . . . . . . . . . . . . . . . . . . . 16
     Section 7.06  ACCESS TO INFORMATION.. . . . . . . . . . . . . . . . . . . . . 17
     Section 7.07  PROVISION OF CORPORATE RECORDS. . . . . . . . . . . . . . . . . 17
     Section 7.08  LITIGATION COOPERATION. . . . . . . . . . . . . . . . . . . . . 17
     Section 7.09  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE VIII

     ACCOUNTING MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Section 8.01  ALLOCATION OF PREPAID ITEMS AND RESERVES. . . . . . . . . . . . 18
     Section 8.02  ACCOUNTING TREATMENT OF ASSETS TRANSFERRED AND
                   LIABILITIES ASSUMED . . . . . . . . . . . . . . . . . . . . . . 18
     Section 8.03  INTERCOMPANY ACCOUNTS . . . . . . . . . . . . . . . . . . . . . 18
     Section 8.04  ALLOCATION OF DISTRIBUTION EXPENSES . . . . . . . . . . . . . . 18

ARTICLE IX

     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Section 9.01  INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Section 9.02  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Section 9.03  AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . . . . 19
     Section 9.04  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . 19
     Section 9.05  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Section 9.06  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . . 20
     Section 9.07  THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . 20
     Section 9.08  FURTHER ASSURANCES AND CONSENTS . . . . . . . . . . . . . . . . 20
     Section 9.09  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 9.10  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 9.11  TITLES AND HEADINGS . . . . . . . . . . . . . . . . . . . . . . 20
     Section 9.12  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 9.13  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 9.14  DISPUTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21


SCHEDULE A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

SCHEDULE B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

SCHEDULE C . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

SCHEDULE D . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                                                   DRAFT 8/4/98

                         DISTRIBUTION AND INDEMNITY AGREEMENT

     DISTRIBUTION AND INDEMNITY AGREEMENT ("Agreement"), dated as of__________________, 1998 by and between UNITED WISCONSIN SERVICES, INC., a Wisconsin corporation ("UWS"), and NEWCO/UWS, INC., a Wisconsin corporation ("Newco").

                                       RECITALS

     1. Newco is a wholly owned subsidiary of UWS formed for the purpose of effecting the Distribution (as defined and described herein);

     2. The UWS Board of Directors ("UWS Board") has determined that it is in the best interests of UWS and its shareholders to transfer and assign to Newco the Management Business (as defined herein) of UWS;

     3. The UWS Board has further determined that it is in the best interests of UWS and its shareholders to transfer and assign to Newco the Newco Assets (as defined herein)

     4. The UWS Board has further determined that it is in the best interests of UWS and its shareholders to contribute working capital to Newco and to assign to Newco the Newco Liabilities (as defined herein);

     5. The UWS Board has further determined that it is in the best interests of UWS and its shareholders to distribute Newco to the holders of UWS Common Stock by distributing all outstanding shares of Newco Common Stock at the rate of one share of Newco Common Stock for every one share of UWS Common Stock outstanding as of the Record Date (as defined herein);

     6. UWS has formed and incorporated Newco under the laws of the State of Wisconsin. Newco has 50,000,000 authorized shares of Newco Common Stock which are identical to UWS Common Stock, including with respect to voting rights, dividend and liquidation preferences. Newco has 1,000,000 authorized shares of Preferred Stock. UWS currently owns one share of Newco Common Stock and is and shall remain the sole shareholder of Newco until the Distribution.

     7. UWS and Newco have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and the benefits to be derived from the Distribution, the parties hereby agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

     Section 1.01 DEFINITIONS. Terms defined in the first paragraph of this Agreement shall have the meanings assigned thereto. As used herein, the following terms have the following meaning:

     ACCRUED LIABILITIES:  those liabilities set forth on the Final Balance
Sheet.

     ACTION: any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

     ANCILLARY AGREEMENTS: all of the written agreements, instruments, documents, certificates, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Employee Benefits Agreement, the Service Agreement, the Intellectual Property Agreement, and the Tax Allocation Agreement.

     ASSETS: all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

     BCBSUW NOTE: a $70 million principal amount note of UWS in favor of Blue Cross Blue & Shield United of Wisconsin that matures on October 30, 1999, evidenced by a promissory note and pledge agreement, both dated October 30, 1996.

     CASH AND INVESTMENTS: those assets as indicated and set forth on the Final Balance Sheet.

     CODE:  The Internal Revenue Code of 1986, as amended.

     DISPUTES:  shall have the meaning ascribed thereto in Section 9.14.

     DISTRIBUTION: the distribution to holders of UWS Common Stock of the shares of Newco Common Stock owned by UWS on the Distribution Date.

     DISTRIBUTION AGENT: Firstar Trust Company, in its capacity as agent for UWS in connection with the Distribution.

     DISTRIBUTION DATE: the date on which the Distribution shall be made as determined by the UWS Board.

     EFFECTIVE TIME: _____ [a./p.]m. Milwaukee time on _____________, 1998. [DATE THIS AGREEMENT SIGNED]

     EMPLOYEE BENEFITS AGREEMENT: the Employee Benefits Agreement entered into at or prior to the Effective Time between UWS and Newco, as amended from time to time.

     FINAL BALANCE SHEET: means a balance sheet as of the end of the month occurring closest to the Distribution Date, which balance sheet shall be prepared on a basis consistent with UWS's historical practices for the preparation of unaudited monthly divisional balance sheets.

     GROUP:  the UWS Group or the Newco Group, as the context so requires.

     GUARANTEED NEWCO LIABILITIES: the Newco Liabilities on which any member of the UWS Group is an obligor by reason of any guarantee or contractual commitment.

     GUARANTEED UWS LIABILITIES: the UWS Liabilities on which any member of the Newco Group is an obligor by reason of any guarantee or contractual commitment.

     INDEMNIFIABLE LOSS: any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) in connection with any and all Actions or threatened Actions.

     INDEMNIFIED PARTY: shall have the meaning ascribed thereto in Section 4.03(a).

     INDEMNIFYING PARTY: shall have the meaning ascribed thereto in Section 4.03(a).

     INTELLECTUAL PROPERTY AGREEMENT: the Intellectual Property Agreement entered into at or prior to the Effective Time between UWS and Newco, as amended from time to time.

     SERVICE AGREEMENT: Agreement relating to the provision of interim administrative services entered into at or prior to the Effective Time between Newco and UWS, as amended from time to time.

     LIABILITIES: any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     MANAGED CARE COMPANIES: the following companies and their subsidiaries:
Compcare Health Services Insurance Corporation, a Wisconsin corporation; Valley Health Plan, Inc., a Wisconsin corporation; HMO-W, Inc., a Wisconsin corporation; Hometown Insurance Service, Inc., a Wisconsin corporation; United Wisconsin Insurance Company, a Wisconsin corporation; United Heartland Life Insurance Company, a Wisconsin corporation; Meridian Resource Corporation, a Wisconsin corporation; Meridian Managed Care, Inc., a Wisconsin corporation; Meridian Marketing Services, Inc., a Wisconsin corporation; United Wisconsin Proservices, Inc., a Wisconsin corporation; United Heartland, Inc., a Wisconsin corporation; CNR Health, Inc., a Wisconsin corporation; Unity Health Plans Insurance Corporation, a Wisconsin corporation and Heartland Dental Plan, Inc., a Wisconsin corporation.

     NEWCO ARTICLES: the articles of incorporation of Newco in the form filed with the Wisconsin Department of Financial Institutions.

     NEWCO ASSETS: (a) the capital stock of the Managed Care Companies; (b) all assets of UWS used in connection with the management and operational services performed by UWS for the operations of the Managed Care Companies including all trademarks and tradenames related solely to products sold by the Managed Care Companies; and (c) cash and investments as set forth on the Final Balance Sheet.

     NEWCO BUSINESS:  all businesses conducted by the Newco Group.

     NEWCO BYLAWS: the bylaws of Newco as adopted by the Newco Board of Directors on May 27, 1998.

     NEWCO COMMON STOCK:  the shares of common stock, no par value, of Newco.

     NEWCO GROUP: Newco, any of its subsidiaries and any subsidiary or division of any member of the UWS Group that is included in the operations of the Newco Business and is included in the results of the Newco Business for internal financial reporting purposes.

     NEWCO INDEMNITEES:  shall have the meaning ascribed thereto in Section
4.02.

     NEWCO LIABILITIES: The Post Retirement Liability, the Accrued Liabilities and the BCBSUW Note.

     PERSON: any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or tribunal or political subdivision thereof.

     POST RETIREMENT LIABILITY: unfunded employee post-retirement health benefit liabilities as set forth on the Final Balance Sheet.

     PRIME RATE: the prime rate of interest as determined from time to time by M&I Marshal & Ilsley Bank.

     REINSURANCE AGREEMENT: the Reinsurance Agreement between Newco and UWS, dated _______________, 1998.

     SUBORDINATED NOTES: shall mean UWS's $45 million principal amount 7.75% Subordinated Notes due 2000.

     TAX: shall have the meaning given to such term in the Tax Allocation Agreement.

     TAX ALLOCATION AGREEMENT: the Tax Allocation Agreement entered into at or before the Effective Time between UWS and Newco, as amended from time to time.

     THIRD-PARTY CLAIM:   shall have the meaning ascribed thereto in Section
5.02(c).

     TRANSITION INSURANCE PROGRAM: shall have the meaning ascribed thereto in Section 6.01(a).

     UWS BUSINESS: the business now or formerly conducted by UWS and its present and former subsidiaries, joint ventures and partnerships, other than the Newco Business.

     UWS COMMON STOCK: the outstanding shares of common stock, no par value, of UWS.

     UWS GROUP: UWS and its subsidiaries, joint ventures and partnerships, excluding any member of the Newco Group.

     UWS INDEMNITEES:  shall have the meaning ascribed thereto in Section
4.01.

     UWS LIABILITIES: means (i) Liabilities of any member of the UWS Group under this Agreement or any Ancillary Agreement, and (ii) Liabilities, other than Newco Liabilities, incurred in connection with the operation of the UWS Business, whether arising before, at or after the Effective Time.

     Section 1.02 REFERENCES; INTERPRETATION. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement. References to a "Section" or to an "Article" are, unless otherwise specified, to one of the Sections or Articles of this Agreement.

                                      ARTICLE II

                    TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

     Section 2.01 CONVEYANCE OF ASSETS; DISCHARGE OF LIABILITIES. Except as otherwise expressly provided herein or in any of the Ancillary Agreements:

     (a) UWS hereby assigns and transfers to Newco and Newco hereby accepts and acknowledges receipt of the Newco Assets.

     (b) UWS hereby assigns and transfers to Newco and Newco hereby acknowledges receipt of and assumes the Newco Liabilities.

     (c) In exchange for the transfers listed above, Newco shall issue concurrently with the execution of this Agreement ____________ shares of Newco Common Stock to UWS so that UWS's total holdings of Newco Common Stock, when combined with the 100 shares already owned, will equal the number of shares of UWS Common Stock outstanding on the Record Date.

     (d) Those employees of UWS or its subsidiaries (other than American Medical Security Holdings, Inc. or its subsidiaries) shall become employees of Newco and UWS shall have no further responsibility or liability with respect to such employees from and after the date hereof, other than with respect to the final settlement of obligations with respect to such employees except as may be set forth in the Employee Benefits Agreement.

     (e) If any Newco Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the date hereof, then such Asset shall not be transferred until such consent has been obtained, and UWS and Newco, as the case may be, shall cause the owner of such Newco Asset to use all reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset and cause such owner to enforce such Asset for the benefit of such member.

     Section 2.02 NO REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in this Agreement or any Ancillary Agreement, instrument or document contemplated by this Agreement or any Ancillary Agreement, neither any member of the UWS Group nor any member of the Newco Group has made or shall be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated by this Agreement, (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such party or (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such party. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING

RETAINED ON A "AS IS," "WHERE IS" BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE A TITLE THAT IS FREE AND CLEAR OF ANY LIEN, CLAIM, EQUITY OR OTHER ENCUMBRANCE.

     Section 2.03 MUTUAL RELEASE. Effective as of the Distribution Date and except as otherwise specifically set forth in this Agreement or any of the Ancillary Agreements, UWS, on the one hand, and Newco, on the other hand, on its own behalf and on behalf of each of its respective Subsidiaries, releases and forever discharges the other and its Subsidiaries, and its and their respective officers, directors, agents, Affiliates, record and beneficial security holders (including, without limitation, trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party, occurring or failing to occur, or any conditions existing, on or prior to the Distribution Date; provided, however, that the foregoing general release shall not apply to (i) any Liabilities (including Liabilities with respect to indemnification) assumed, transferred, assigned, allocated or arising under this Agreement or any of the Ancillary Agreements and shall not affect any party's right to enforce this Agreement or any Ancillary Agreement in accordance with its terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 2.04.

     Section 2.04 ANCILLARY AGREEMENTS. Concurrently with the execution of this Agreement UWS and Newco shall execute and deliver:

     (a) The Employee Benefits Agreement;

     (b) The Tax Allocation Agreement;

     (c)  The Service Agreement;

     (d)  The Reinsurance Agreements;

     (e)  The Intellectual Property Agreement; and

     (f) Such other agreements, leases, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Section 2.05 RESIGNATIONS. Concurrently with the execution of this Agreement, Newco has delivered to UWS resignations of those persons designated who will be employees of Newco from and after the Distribution Date and who are officers or directors of UWS or any of its subsidiaries or affiliates not constituting a member of the Newco Group.

                                     ARTICLE III

                                   THE DISTRIBUTION

     Immediately following the Effective Date, UWS shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Newco Common Stock held by UWS, endorsed by UWS in blank, and shall irrevocably instruct the Distribution Agent to distribute to each holder of record of UWS Common Stock on the Record Date one share of Newco Common Stock for each share of UWS Common Stock so held either by crediting the holder's brokerage account or by delivering a certificate or certificates representing such shares. Newco agrees to provide all certificates for shares of Newco Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                      ARTICLE IV

                                   INDEMNIFICATION

     Section 4.01 NEWCO INDEMNIFICATION OF THE UWS GROUP. On and after the Distribution Date, Newco shall indemnify, defend and hold harmless each member of the UWS Group, and each of their respective directors, officers, employees and agents (the "UWS Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the UWS Indemnitees and arising out of, or due to the failure of Newco or any member of the Newco Group to pay, perform or otherwise discharge in due course any item set forth on Schedule A.

     Section 4.02 UWS INDEMNIFICATION OF NEWCO GROUP. On and after the Distribution Date, if the Distribution occurs, on and after the Distribution Date, UWS shall indemnify, defend and hold harmless each member of the Newco Group and each of their respective directors, officers, employees and agents (the "Newco Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Newco Indemnitees and arising out of, or due to the failure of UWS or any member of the UWS Group to pay, perform or otherwise discharge in due course any item set forth on Schedule B.

     Section 4.03 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. The amount that any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnified Party") pursuant to Section 4.01 or Section 4.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Party, in reduction of the related Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and the Indemnified Party shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder).

     Section 4.04 INSURANCE AND THIRD PARTY OBLIGATIONS. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                      ARTICLE V

                              INDEMNIFICATION PROCEDURES

     Section 5.01 NOTICE AND PAYMENT OF NON-THIRD PARTY CLAIMS. If the Indemnified Party determines that it is or may be entitled to indemnification by the Indemnifying Party pursuant to this Agreement (other than in connection with any Action or claim subject to Section 5.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or send a written notice to the Indemnified Party objecting to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

     Section 5.02  NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

     (a) If the Indemnified Party shall receive notice or otherwise learn of the assertion or probable assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Ancillary Agreements of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") against or otherwise involving the Indemnified Party with respect to which indemnification may be sought pursuant to this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party

Claim; PROVIDED that the failure of the Indemnified Party to give notice as provided in this Section 5.02(a) shall not relieve the Indemnifying Party of its obligations under this Article V, unless such Indemnifying Party is prejudiced by such failure to give notice (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Such notice shall describe the Third-Party Claim in reasonable detail and, if reasonably ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnified Party. After such notice, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

     (b) Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written response thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option assumption of the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of Section 5.02(a) setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice acknowledging liability and electing to assume the defense or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim.

     (c) Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     (d) If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under
Article IV, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld.

     (e) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

     (f) If the Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the Indemnified Party shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third-Party Claims. The Indemnifying Party shall promptly reimburse the Indemnified Party its reasonable out-of-pocket costs incurred in providing assistance pursuant to the foregoing sentence and for the Indemnified Party's reasonable personnel costs on any occasion on which personnel of the Indemnified Party spend one full day or more in providing such assistance.

     (g) In the event of payment by the Indemnifying Party to the Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     Section 5.03  OTHER ADJUSTMENTS.

     (a) The amount of any Indemnifiable Loss shall be (x) increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from any payments received from the Indemnifying Party (grossed up for such increase) and (y) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Indemnifiable Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

     (b) If the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Loss.

     (c) If the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction that has been received by the Indemnified Party, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

                                      ARTICLE VI

                                      INSURANCE

     Section 6.01  GENERAL LIABILITY INSURANCE.

     (a) UWS shall continue to maintain coverage for workers' compensation, general liability, automobile liability, other liability, property and other insurable business risks and exposures to Newco and the Newco Group in the same manner and to the same extent as in effect on the date of this Agreement (the "Transition Insurance Program") for incidents, acts, omissions or occurrences occurring from the date such coverage first commenced until 12:00 midnight on the Distribution Date or such later date as may be agreed to by UWS and Newco, and Newco and the Newco Group shall pay UWS the costs, fees and expenses for such coverage in accordance with the past and current practices established between UWS, Newco and the Newco Group. Such costs include, but are not limited to, premiums, deductibles, retrospective rating adjustments, assessments paid and audit adjustments completed.

     (b) UWS shall cooperate and, if requested, shall assist Newco and the Newco Group in obtaining their own separate insurance coverage for Newco and the Newco Group, effective with respect to incidents, acts, omissions or occurrences occurring from and after the Distribution Date. Following the Distribution Date, each of the parties shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of any insurance proceeds.

     (c) UWS and Newco agree that Newco and the Newco Group shall have the right to present claims directly to UWS's insurers under the Transition Insurance Program for insured incidents, acts, omissions or occurrences occurring from the date said coverage first commenced until the Distribution Date.

     (d) With respect to any insured losses or retrospective premium adjustments relating to assets and/or operations of Newco and/or the Newco Group prior to the Distribution Date: (i) UWS shall pay over to Newco within 60 days of receipt any insurance proceeds it receives on account of such losses and any such retrospective premium reductions (all subject to support documentation); and (ii) Newco and the Newco Group shall reimburse UWS within 60 days of UWS's request for all costs, expenses or payments (all subject to support documentation) made by UWS after the Distribution Date to insurers or incurred by UWS with respect to such Losses and any such retrospective premium increases. The defense of and the responsibility for any litigation or claims pending at the Distribution Date, or commenced after the Distribution Date (as respects losses which occurred prior to the Distribution Date), relating to Newco or the Newco Group and covered by the Transition Insurance Program shall continue to be managed by Newco and the Newco Group. Newco shall advise UWS when there is a reasonable expectation that any such litigation will exceed the policy limits of the current Transition Insurance Program or result in a loss not covered by such program.

     Section 6.02 DIRECTORS' AND OFFICERS' INSURANCE. UWS will maintain directors' and officers' liability insurance coverage at least equal to the amount of UWS's current directors' and officers' liability insurance coverage for a period of five years from the Distribution Date with respect to the directors and officers of UWS for acts as directors and officers of members of the UWS Group during periods prior to the Distribution Date.

     Section 6.03 INSURED LITIGATION. In recognition that premiums, premium adjustments, retrospective rating adjustments,assessments and audit adjustments have been paid or charged to Newco and the Newco Group prior to the Distribution Date, and that similar such payments and charges will be made by and to Newco and the Newco Group after the Distribution Date, UWS agrees to cooperate with Newco and the Newco Group in insured litigation. Furthermore, in insured litigation in which the reasonable expectation is that Newco and/or Newco Group will be financially responsible for the entire result in the litigation (a "Newco Responsibility Case"), Newco shall have the right to participate and control at its cost the defense of such litigation, to the extent that UWS would be able to do so. In such event, UWS shall cooperate with Newco in all reasonable respects in the defense and resolution of such Newco Responsibility Case.


                                     ARTICLE VII

                                 ADDITIONAL COVENANTS

     Section 7.01  GUARANTEED NEWCO AND UWS LIABILITIES.

     (a) Newco shall use all reasonable efforts (excluding payment of money) to obtain as promptly as practicable after the Distribution Date the release of UWS from its obligations with respect to Guaranteed Newco Liabilities. In no event shall any member of the Newco Group extend the term of any Guaranteed Newco Liabilities (such as by exercising an option to renew a lease) or modify any such Guaranteed Newco Liability, in either instance in any way that would increase the liability guaranteed thereunder unless the guarantee of UWS is released as to any extended or modified liability obligations under such Guaranteed Newco Liabilities or UWS otherwise consents in writing.

     (b) UWS shall use all reasonable efforts (excluding payment of money) to obtain as promptly as practicable after the Distribution Date the release of members of Newco Group from their respective obligations with respect to Guaranteed UWS Liabilities. In no event shall any member of the UWS Group extend the term of any Guaranteed UWS Liabilities (such as by exercising an option to renew a lease) or modify any such Guaranteed UWS Liability, in either instance in any way that would increase the liability guaranteed thereunder unless the guarantee of Newco is released as to any extended or modified liability obligations under such Guaranteed UWS Liabilities or Newco otherwise consents in writing.

     (c) In the event that UWS is required to pay any Guaranteed Newco Liabilities, without limiting any of UWS's rights and remedies against Newco under this Agreement or otherwise, in order to secure Newco's indemnity obligations to UWS hereunder in respect of such Guaranteed Newco Liabilities, UWS shall be entitled to all the rights of the payee in any property of any member of the Newco Group pledged as security for such Guaranteed Newco Liabilities.

     (d) In the event that Newco is required to pay any Guaranteed UWS Liabilities, without limiting any of Newco's rights and remedies against UWS under this Agreement or otherwise, in order to secure UWS's indemnity obligations to Newco hereunder in respect of such Guaranteed UWS Liabilities, Newco shall be entitled to all the rights of the payee in any property of any member of the UWS Group pledged as security for such Guaranteed UWS Liabilities.

     Section 7.02 PRIVILEGED MATTERS. The parties hereto recognize that legal and other professional services that have been and will be provided on or prior to the Distribution Date have been and will be rendered for the benefit of UWS and Newco and their subsidiaries, and that each of the foregoing should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. To allocate the interests of each party in the information as to which any party or any its subsidiaries is entitled to assert a privilege, the parties agree as follows:

     (a) UWS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to UWS or any UWS Subsidiary or the business of UWS or any UWS Subsidiary, whether or not the privileged information is in the possession of or under the control of UWS or Newco or any of their subsidiaries. UWS shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims arising out of any item set forth on Schedule C or any claims which may be asserted in the future in any lawsuits or other proceedings (not involving Newco or any Newco Subsidiary) initiated against or by UWS or any UWS Subsidiary, whether or not the privileged Information is in the possession of or under the control of UWS or Newco or any of their subsidiaries.

     (b) Newco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to Newco or any Newco Subsidiary or the business of Newco or any Newco Subsidiary, whether or not the privileged Information is in the possession of or under the control of UWS or Newco or any of their subsidiaries. Newco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the subject matter of any claims arising out of any item set forth in Schedule D or any claims which may be asserted in the future in any lawsuits or other proceedings (not involving UWS or any UWS Subsidiary) initiated against or by Newco or any Newco Subsidiary, whether or not the privileged Information is in the possession of or under the control of UWS or Newco or any of their subsidiaries.

     (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this
Section 7.03(a) and (b); that no party shall have a shared privilege in connection with privileged information that does not relate to such party, any of its subsidiaries or their respective businesses. All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve UWS or any UWS Subsidiary and/or Newco or any Newco Subsidiary in respect of which each party retains any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

     (d) No party hereto may waive any privilege which could be asserted under any applicable law, and in which any other party hereto has a shared privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation as provided in Subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 calendar days after written notice from the party requesting such consent.

     (e) In the event of any litigation or dispute between or among the parties hereto, any party and a subsidiary of another party hereto, or a subsidiary of one party hereto and a subsidiary of another party hereto, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party; provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant parties and/or their subsidiaries, and, notwithstanding the provisions of Wis. Stats. Section 905.03, shall not operate as a waiver of the shared privilege with respect to third parties.

     (f) If a dispute arises between or among the parties hereto or their respective subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

     (g) Upon receipt by any party hereto or by any subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its subsidiaries' current or former directors, officers, agents or employees has received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party or parties of the existence of the request and shall provide the other party or parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.02 or otherwise to prevent the production or disclosure of such privileged information.

     (h) The furnishing and delivery of information pursuant to this Agreement is made in reliance on the agreement of the parties, as set forth in Section 7.10, to maintain the confidentiality of confidential or privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Section 7.07 and the agreement to provide witnesses pursuant to Section 7.05, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

     Section 7.03  LIMITATION ON SOLICITATION OF EMPLOYEES.

     (a) UWS agrees on behalf of itself, its subsidiaries and Affiliates which it controls, without any separate bargained for consideration, but rather as an integral part of the Distribution provided for in this Agreement, that it shall not directly or indirectly, through a subsidiary or otherwise, until one year after the Distribution Date, employ or attempt to employ any Newco employee or induce or attempt to induce any Newco employee to leave his or her employment.

     (b) Newco agrees on behalf of itself, its subsidiaries and Affiliates which it controls, without any separate bargained for consideration, but rather as an integral part of the Distribution provided for in this Agreement, that it shall not directly or indirectly, through a subsidiary or otherwise, until one year after the Distribution Date, employ or attempt to employ any employee of UWS or any UWS Subsidiary or induce or attempt to induce any employee of UWS or any UWS Subsidiary to leave his or her employment.

     (c) The parties agree and acknowledge that the restrictions contained in this Section 7.04 are reasonable in scope and duration and are necessary to protect the other party hereto.

     Section 7.04 PRODUCTION OF WITNESSES. After the Distribution Date, each of UWS and Newco and its respective subsidiaries shall use reasonable efforts to make available to the other party and its subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required (giving consideration to business demands of such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved, without cost to the requesting party.

     Section 7.05 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records.

     Section 7.06 ACCESS TO INFORMATION. From and after the Effective Time, UWS and Newco shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

     Section 7.07 PROVISION OF CORPORATE RECORDS. As soon as practicable following the Effective Time, UWS and Newco shall each arrange for the provision to the other of existing corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other's respective Group or to the business and affairs of such other entity.

     Section 7.08 LITIGATION COOPERATION. UWS and Newco shall each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the others' respective Group, prior to the Effective Time in which the requesting party or one of its subsidiaries may from time to time be involved.

     Section 7.09 CONFIDENTIALITY. Each party shall, and shall cause each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such disclosing party or (b) later lawfully acquired after the Effective Time on a non-confidential basis from other sources by the disclosing party), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this
Section 7.10 and be bound by them. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                                     ARTICLE VIII

                                  ACCOUNTING MATTERS

     Section 8.01 ALLOCATION OF PREPAID ITEMS AND RESERVES. All prepaid items and reserves that have been maintained by UWS on a consolidated basis but that relate in part to assets or liabilities of the Newco Group shall be allocated between UWS and Newco as determined by UWS and Newco.

     Section 8.02 ACCOUNTING TREATMENT OF ASSETS TRANSFERRED AND LIABILITIES ASSUMED. The transfer by UWS of the Newco Assets and the assumption by Newco of the Newco Liabilities shall be treated as a capital contribution to Newco.

     Section 8.03 INTERCOMPANY ACCOUNTS. On or before the Distribution Date, UWS shall prepare and deliver to Newco a preliminary balance sheet which shall set forth good faith estimates of all intercompany account balances between members of the UWS Group and members of the Newco Group as of the Effective Time. On the Distribution Date, all estimated account balances set forth on the preliminary balance sheet shall be paid in full by Newco to UWS or UWS to Newco, as the case may be. Within 30 business days after the Distribution, Newco shall prepare and deliver to UWS the Final Balance Sheet. Within ten business days after the delivery of the Final Balance Sheet, UWS shall pay to Newco or Newco shall pay to UWS, as the case may be, the difference between the estimated account balances set forth on the preliminary balance sheet and the final account balances set forth on the Final Balance Sheet.

     Section 8.04 ALLOCATION OF DISTRIBUTION EXPENSES. All expenses incurred in connection with the Distribution, when finally determined, shall be the legal obligation of UWS. The parties desire, however, that the cash outley for such expense be shared equally between Newco and UWS. UWS, both before and after the Distribution, shall pay for all Distribution expenses, but after all Distribution expenses have been paid, UWS shall pay to Newco, or Newco shall pay to UWS, as the case may be, the difference between 50% of all Distribution expenses and the Distribution expenses actually paid by such party. For this purpose, Newco shall be deemed to have paid all Distribution expenses paid by UWS prior to the Distribution, and UWS shall be deemed to have paid only the Distribution expenses paid after the Distribution.

                                      ARTICLE IX

                                    MISCELLANEOUS

     Section 9.01 INTEREST. Except as otherwise expressly provided in this Agreement or an Ancillary Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Prime Rate plus 2%.

     Section 9.02 NOTICES. All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

      If to UWS, to:     American Medical Security Group, Inc.
                         3100 AMS Boulevard
                         Green Bay, Wisconsin  54313
                         Attention:  General Counsel

      If to Newco, to:   United Wisconsin Services, Inc.
                         401 West Michigan Street
                         Milwaukee, Wisconsin  53203
                         Attention:  General Counsel

     Either party may, by written notice delivered to the other party in accordance with this Section 9.02, change the address to which delivery of any notice shall thereafter be made.

     Section 9.03 AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     Section 9.04 ENTIRE AGREEMENT. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail with respect to the subject matter hereof.

     Section 9.05 ASSIGNMENT. This Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other party to this Agreement. Otherwise this

Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the others and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

     Section 9.06 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     Section 9.07 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the UWS Group and the Newco Group and the UWS Indemnitees and Newco Indemnitees under Articles IV and V hereof.

     Section 9.08 FURTHER ASSURANCES AND CONSENTS. From time to time after the Distribution Date, each party shall do, execute and deliver, or cause to be done, executed and delivered, to another party hereto, or its successors and assigns, all such further acts, deeds, assignments, powers of attorney and other instruments of conveyance and transfer as such party may reasonably request as may be necessary to consummate the Distribution and the transactions contemplated hereby, including filings with, and obtaining the approval of, any governmental body.

     Section 9.09 SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

     Section 9.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Wisconsin, without regard to the conflicts of law rules of such state.

     Section 9.11 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.12 TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the UWS Board without the approval of the Newco or UWS shareholders.

     Section 9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.


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


     Section 9.14 DISPUTES.

     (a) All disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be resolved only in accordance with the provisions of this Section 9.14; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 9.14 hereof or to preserve the status quo pending resolution of Disputes hereunder.

     (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. Within ten days after delivery of the notice of a Dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive in resolving the Dispute. Within 20 days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

     (c) If the Dispute has not been resolved by negotiation within sixty days of the first party's notice, the Dispute shall be submitted, upon application of either party, for resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules")

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                              UNITED WISCONSIN SERVICES, INC.


                              By:_________________________________


                              NEWCO/UWS, INC.


                              By:_________________________________


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


                                      SCHEDULE A

                                    (Section 4.01)

1.   Newco Liabilities.

2. Breach by Newco or its subsidiaries of the Distribution Agreement or any Ancillary Agreement.

3. Operation of the business conducted by Newco and its subsidiaries or the ownership of its assets, except as provided in the Distribution Agreement or any Ancillary Agreement.

4. Failure of Newco to comply with applicable provisions of ERISA or the Code with respect to Newco's employee benefit plans.

5. Violations of the Code or federal or state securities laws in connection with the Distribution or with any filings made with governmental agencies, to the extent such violations result from or are related to disclosure, or failure to disclose, information to UWS's corporate staff by officers, directors, employees, agents, consultants and representatives of Newco.

                                      SCHEDULE B

                                    (Section 4.02)

1.   UWS Liabilities.

2. Any breach by UWS or any of its subsidiaries of the Distribution Agreement or any Ancillary Agreement.

3. The operation of the business conducted or to be conducted by UWS and its subsidiaries or the ownership of its assets (other than businesses and assets to be contributed to Newco) both prior to and following the Effective Time, except as otherwise provided in the Distribution Agreement or any Ancillary Agreements.

4. Failure by UWS to comply with provisions of ERISA or the Code with respect to its employee benefit plans.

5. Violations of the Code or federal or state securities laws in connection with the Distribution or with any filings made with governmental agencies in connection with the operation of Newco's businesses prior to the Effective Time, except to the extent that such violations result from or are related to the disclosure or failure to disclose information to UWS's corporate staff by officers, directors, employees, agents, consultants or representatives of Newco.

                                      SCHEDULE C

                                  (Section 7.02(a))

                                      SCHEDULE D

                                  (Section 7.02(b))